Investor Contacts:
Carol K. Nelson, CEO Rob Disotell, CCO Cascade Bank 425.339.5500 www.cascadebank.com	NEWS RELEASE

Cascade Financial Announces Second Quarter Results
Reports Improved Credit Quality with a 28% Reduction in Nonperforming Loans

Everett, WA – July 21, 2010 – Cascade Financial Corporation (NASDAQ: CASB), the parent company of Cascade Bank, today reported financial results for the second quarter ended June 30, 2010 which included improvements in overall credit quality metrics and further reductions of nonperforming loans and nonperforming assets in the quarter.

“While managing through a very challenging economic environment in the Pacific Northwest, our team remained focused on reducing nonperforming assets, strengthening our performing loan portfolio, growing our depositor base and increasing on-balance sheet liquidity,” said Carol K. Nelson, President and CEO.  “We made significant improvement in credit quality metrics across all areas and saw progress during the quarter with a reduction of 11% in nonperforming assets and a decline in the real estate construction portfolio of 47% in the past year.  We are pleased with the positive progress we made in these areas and will remain focused on working diligently to show continued improvement and a return to profitability.”

For the quarter, Cascade recorded an $11.7 million provision for loan losses and a non-cash charge of $12.9 million against its goodwill based upon an impairment analysis.  As a result, Cascade reported a net operating loss, excluding the goodwill impairment charge, of $11.3 million and a net loss on a GAAP basis of $24.2 million.  The non-cash goodwill impairment represents the write-off of the remaining balance of the goodwill recorded from a prior bank acquisition.  The goodwill impairment charge does not impact liquidity, operations, tangible capital or Cascade’s regulatory capital ratios.

Including accruals for preferred stock dividends and accretion of the issuance discount on preferred stock issued to the U.S. Treasury, Cascade reported a net loss attributable to common stockholders of $24.8 million, or $2.02 per diluted common share, for the second quarter of 2010, compared to a loss of $22.0 million, or $1.82 per diluted common share, for the second quarter a year ago.  Second quarter 2009 results include a goodwill impairment charge of $11.7 million.  Dividend accruals on preferred stock issued to the U.S. Treasury under the Capital Purchase Program for the second quarter of 2010 totaled $503,000, and the accretion of the issuance discount on preferred stock for the quarter was $112,000.

Significant items for the second quarter of 2010 include:

•	Provision for loan losses of $11.7 million; a 63% decrease on a sequential quarter basis and a 36% decrease from the same period in the prior year;

•	Net charge-offs of $11.7 million; a 63% decrease on a sequential quarter basis and a 37% decrease from the same period in the prior year;

•	Nonperforming loans to total loans declined to 6.30% from 8.37%;

•	Nonperforming assets to total assets declined to 6.57% from 7.34%;

•	The allowance for loan losses increased to 2.36% of total loans, up from 2.26% three months earlier and 2.00% a year ago;

•
Loan portfolio mix improved with a 24% reduction in real estate construction loans compared to three months earlier, and a 47% reduction from a year ago.  Land acquisition and development/land loans are a component of this portfolio and declined $34.3 million, down 32% from three months earlier, and down 57% from one year ago;

•	A reduction in average interest rates paid on interest checking and CDs combined to reduce the cost of deposits by 16 basis points;

•	Total deposits were up $10.7 million as strong growth in retail CDs was offset by planned reductions in public deposits and brokered CDs;

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Cascade Financial – 2Q10 Results
July 21, 2010

•	Remaining balance of goodwill was written off;

•	Risk based capital ratio at 10.7%.

For the first six months of the year, net losses were $56.3 million and losses allocated to common shareholders were $57.5 million.  Losses per diluted common share were $4.71, compared to a loss of $27.4 million, or $2.26 per diluted common share in the first six months of 2009.  The loan loss provision for the first half of 2010 was $43.0 million versus $32.2 million in the first half of 2009.

Asset Quality

After flattening in the first quarter, credit quality metrics improved significantly in the second quarter.  “Credit quality metrics improved in all areas, including delinquent loan levels, nonperforming loans, nonperforming assets and loan charge-offs,” said Rob Disotell, EVP and Chief Credit Officer.

Nonperforming loans declined by 28% during the quarter to $69.8 million, or 6.30% of total loans at June 30, 2010, compared to $96.7 million or 8.37% of total loans three months earlier.  Real estate owned (REO) increased $13.1 million during the quarter as Cascade acquired title to properties securing nonperforming loans.  REO totaled $40.5 million at June 30, 2010, compared to $27.4 million three months earlier.  Nonperforming assets were 6.57% of total assets at June 30, 2010, compared to 7.34% at the end of the preceding quarter, and 7.59% a year ago.

The second quarter provision for loan losses was $11.7 million, with net charge-offs of $11.7 million.  The provision for loan losses was $31.3 million for the preceding quarter and $18.3 million for the second quarter a year ago.  The total allowance for loan losses, which includes a $60,000 allowance for off-balance sheet loan commitments, now stands at $26.1 million, or 2.36% of total loans at quarter end, compared to $26.1 million, or 2.26% of total loans at March 31, 2010, and $24.6 million, or 2.00% of total loans a year ago.

The following table shows nonperforming loans versus total loans in each category:

	Balance at	Nonperforming	NPL as a %
LOAN PORTFOLIO ($ in 000's)	06/30/2010	Loans (NPL)	of Loans
Business	$437,516	$6,715	2%
R/E construction
Spec construction	45,099	19,165	42%
Land acquisition & development/land	74,119	19,305	26%
Multifamily/custom construction	11,258	-	0%
Commercial R/E construction	26,338	-	0%
Total R/E construction	156,814	38,470	25%
Commercial R/E	184,223	24,126	13%
Multifamily	94,325	-	0%
Home equity/consumer	31,879	147	0%
Residential	203,138	366	0%
Total	$1,107,895	$69,824	6%

Nonperforming loans continue to be centered in R/E construction which accounted for 55% of Cascade’s total nonperforming loans.  Commercial R/E loans account for 35% of Cascade’s nonperforming loans and consist of two office buildings.

“We are pleased to have made progress in reducing nonperforming loans during the second quarter.  We continue to move quickly to convert nonperforming loans to REO, enabling us to actively market and liquidate these properties,” said Disotell.  “During the second quarter of 2010, a total of $24.7 million in loans were placed on nonaccrual status, $25.3 million were converted to REO status, $11.7 million were paid off or paid down during the quarter and $12.4 million were charged off in connection with pending sales transactions and as a result of new appraisals received in the period.”

Additions of $24.7 million to nonperforming loans were centered in:

•	$6.7 million in spec construction loans including $4.6 million in advances on existing spec construction loans to fund the completion of single-family homes as a part of work-out strategies;

•	$3.7 million in land acquisition and development/land loans;

•	A $12.2 million commercial real estate loan.

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Cascade Financial – 2Q10 Results
July 21, 2010

There were $11.7 million in paydowns on nonaccruing loans during the quarter.  These loans were centered in:

•	$7.9 in spec construction loans through the sale of completed homes;

•	$3.2 million in land acquisition & development/land through the sale of completed homes and payments.

The following table shows the migration of nonperforming loans through the portfolio in each category (6/30/10 compared to 3/31/10).

NONPERFORMING LOANS ($ in 000's)	Balance at 06/30/2010	Additions during quarter	Paydowns during quarter	Charge-offs during quarter	Transfers to REO	Transfers to Notes Receivable	Balance at 03/31/2010
Business	$6,715	$2,165	$(117)	$(5,150)	$(560)	$(2,225)	$12,602
R/E construction
Spec construction	19,165	6,727	(7,939)	(427)	-	-	20,804
Land acquisition & development/land	19,305	3,686	(3,220)	(5,436)	(19,959)	-	44,234
Commercial R/E construction	-	20	-	(1,075)	(4,745)	-	5,800
Total R/E construction	38,470	10,433	(11,159)	(6,938)	(24,704)	-	70,838
Commercial R/E	24,126	12,210	(185)	(227)	-	-	12,328
Home equity/consumer	147	(81)	(2)	(102)	-	-	332
Residential	366	-	(251)	(2)	-	-	619
Total	$69,824	$24,727	$(11,714)	$(12,419)	$(25,264)	$(2,225)	$96,719

The following table shows the change in REO during the quarter:

		Additions
	Balance at	during	Capitalized	Paydowns/	Writedowns/	Balance at
REO ($ in 000's)	06/30/2010	quarter	costs	sales	loss/gain	03/31/2010
R/E construction
Residential construction	$1,029	$108	$1,329	$(3,490)	$(248)	$3,330
Land acquisition & development/land	31,606	19,851	1,243	(6,803)	(2,896)	20,211
Condominium construction	2,112	-	449	-	(432)	2,095
Total R/E construction	34,747	19,959	3,021	(10,293)	(3,576)	25,636
Commercial R/E	5,375	5,305	70	-	-	-
Residential	341	-	-	(1,398)	(19)	1,758
	$40,463	$25,264	$3,091	$(11,691)	$(3,595)	$27,394

“REO increased primarily in land development and finished lots as that segment of the loan portfolio continues to be challenged,” said Disotell.  “By taking control of the projects through the foreclosure process, the Bank gains the ability to control the property and affect a quicker resolution.  As a result, approximately $26.2 million, or 64% of our REO balances are currently under purchase and sales agreements or letters of intent.  This includes $921,000 in residential construction, $20.1 million in land, $4.8 million in commercial real estate and $341,000 in residential homes.”

In the first quarter, Cascade announced that it had entered into agreements to sell 397 residential lots associated with its two largest land acquisition and development loans.  On the first of the two agreements, which included 263 lots, the first takedown of 164 lots closed in the second quarter as scheduled resulting in net sales proceeds of $4.7 million.  The remaining lots are expected to close in accordance with the agreement in the third quarter and will generate approximately $3.0 million in net sales proceeds.  On the second of the two agreements for the sale of 134 lots in King County, Cascade was not able to convert the letter of intent to a purchase and sale agreement.  However, Cascade has now executed a new letter of intent to enter into a purchase and sale agreement for the property on essentially the same terms, which is expected to close in the third quarter.  In addition, we have executed a letter of intent to enter into a purchase and sale agreement for the sale of 146 lots located in Pierce County for a property related to our third largest land acquisition and development loan that was acquired by Cascade in the second quarter.  Closing on this property is expected in the third quarter.

These transactions are subject to customary closing conditions and there can be no guarantee they will close as Cascade currently anticipates.

Loans delinquent 31-89 days and still accruing totaled $811,000, or 0.07% of total loans at June 30, 2010, compared to $3.5 million, or 0.30% of total loans at March 31, 2010 and $23.7 million, or 1.93% of total loans at June 30, 2009.  Cascade had no loans that were 90 days or more past due and still accruing interest at June 30, 2010.

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Cascade Financial – 2Q10 Results
July 21, 2010

Loan Portfolio

Total loans decreased from a year ago as Cascade aggressively reduced its real estate construction loan concentration.  Total loans decreased 10%, or $119 million, on a year-over-year basis to $1.11 billion at June 30, 2010.

The following table shows the changes in the loan portfolio in each category (6/30/10 compared to 3/31/10 and 6/30/09).

				One Year
LOANS ($ in 000's)	June 30, 2010	March 31, 2010	June 30, 2009	Change
Business	$437,516	$457,426	$467,923	-6%
R/E construction
Spec construction	45,099	52,098	81,169	-44%
Land acquisition & development/land	74,119	108,402	171,229	-57%
Multifamily/custom construction	11,258	12,905	14,795	-24%
Commercial R/E construction	26,338	31,996	29,738	-11%
Total R/E construction	156,814	205,401	296,931	-47%
Commercial R/E	184,223	183,027	192,886	-4%
Multifamily	94,325	89,920	91,554	3%
Home equity/consumer	31,879	31,274	30,919	3%
Residential	203,138	188,930	146,231	39%
Total loans	$1,107,895	$1,155,978	$1,226,444	-10%

Business loans decreased 6% from the prior year to $438 million.  Total R/E construction loans outstanding decreased 47% to $157 million at June 30, 2010, compared to $297 million a year ago.  Within this category, spec construction declined 44% to $45.1 million and land acquisition & development/land decreased 57% to $74.1 million at June 30, 2010 compared to one year ago.  Commercial real estate loans decreased 4% from the prior year to $184 million.  Multifamily loans increased 3% from the prior year to $94.3 million.  Home equity and consumer loans increased 3% to $31.9 million, while residential loans grew 39% to $203 million, compared to a year ago.  Growth in residential loans came primarily from the success of the Builder Sales Program used to facilitate the sale of newly constructed homes to qualified buyers.  Loans originated for the Builder Sales Program have an average FICO credit score of 741 and are performing as agreed.

Further details on changes during the first quarter are as follows:

						Transfers
	Balance at	Net	Reclassifi-		Transfers	to Notes	Balance at
LOANS ($ in 000's)	06/30/2010	Additions	cations	Charge-offs (1)	to REO	Receivable	03/31/2010
Business	$437,516	$(11,996)	$21	$(5,150)	$(560)	$(2,225)	$457,426
R/E construction	156,814	(14,132)	(2,813)	(6,938)	(24,704)	-	205,401
Commercial R/E	184,223	869	554	(227)	-	-	183,027
Multifamily	94,325	2,115	2,290	-	-	-	89,920
Home equity/consumer	31,879	759	(52)	(102)	-	-	31,274
Residential	203,138	14,210	-	(2)	-	-	188,930
Total loans	1,107,895	(8,175)	-	(12,419)	(25,264)	(2,225)	1,155,978
Deferred loan fees	(4,255)	(383)	-	-	-	-	(3,872)
Allowance for loan losses	(26,058)	(11,725)	(9)	11,679	-	-	(26,003)
Loans, net	$1,077,582	$(20,283)	$(9)	$(740)	$(25,264)	$(2,225)	$1,126,103

(1) Loan charge-off detail excludes negative NOW accounts totaling $68,000, recoveries of $808,000

Investment Portfolio and Liquidity

Strong deposit growth and a reduction in the loan portfolio have led to increased on-balance sheet liquidity.  The investment portfolio increased $58.7 million over the end of the second quarter a year ago, and increased $44.7 million from the preceding quarter, to $337 million.  Most of the quarterly increase was due to the increase in securities available-for-sale as a result of net securities purchased.  Interest-earning deposits, including deposits at the Federal Reserve, were $157 million as of June 30, 2010, up considerably from $26.4 million a year earlier.  “We continue to maintain sizeable balances in our account at the Federal Reserve Bank. This is a reflection of our commitment to

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Cascade Financial – 2Q10 Results
July 21, 2010

enhancing on-balance sheet liquidity,” said Nelson.  “With interest rates at historically low levels, we are being very cautious with our investment portfolio.  The average life of our investment portfolio, excluding our Federal Reserve deposits, is approximately 2.9 years, in a range we believe provides the best risk/reward balance at this point in time.”

Deposit Growth

“During the quarter, we adjusted our deposit strategy to reduce our levels of public funds as a result of anticipated changes to collateral requirements, reduce brokered CDs and further enhance liquidity, all while lowering our cost of deposits,” said Nelson.  Total deposits increased $10.7 million during the quarter or 1%, while checking account balances were down $61.8 million primarily through the cross-sale and conversion of checking balances to MMDA and CDs.  Savings and MMDA declined $4.4 million during the quarter through the planned reduction of $17.6 million in public funds MMDA mostly offset by an increase of $13.6 million in personal MMDA.  CDs increased $76.8 million during the quarter.  Total deposits were up $182 million, or 18% compared to a year ago.  Total checking account balances were up $121 million, or 42% over the past year with personal checking account balances increasing 108% or $158 million during the same period.  Business checking accounts were down $36.6 million on a year-over-year basis due to a planned reduction in public funds checking which require 100% collateralization.  CDs increased $64.3 million on a year-over-year basis.

The following table shows deposits in each category (6/30/10 compared to 3/31/10 and 6/30/09).

				One Year
DEPOSITS ($ in 000's)	June 30, 2010	March 31, 2010	June 30, 2009	Change
Personal checking accounts	$304,145	$353,610	$146,310	108%
Business checking accounts	103,789	116,090	140,345	-26%
Total checking accounts	407,934	469,700	286,655	42%
Savings and MMDA	128,803	133,188	132,704	-3%
CDs	646,218	569,370	581,937	11%
Total deposits	$1,182,955	$1,172,258	$1,001,296	18%

Capital

Total stockholders’ equity was $83.8 million as of June 30, 2010.  Book value was $3.79 per common share at June 30, 2010, compared to $7.89 a year ago and tangible book value was $3.77 per common share at quarter-end compared to $6.79 a year ago.  Cascade had a risk-based capital ratio of 10.65% and a Tier 1 capital ratio of 6.08% as of June 30, 2010.  Cascade’s tangible capital to assets ratio was 2.75% at quarter-end compared to 5.15% a year earlier.

Operating Results

Second quarter net interest income was down 13% to $9.5 million compared to $10.8 million for the second quarter of 2009, due primarily to Cascade’s enhanced on-balance sheet liquidity position.

Total other income increased 74% to $3.8 million for the quarter, compared to $2.2 million for the second quarter a year ago.  The increase in total other income compared to the prior year’s second quarter was primarily due to a gain on sale of securities of $1.8 million.  Excluding the gain on sale of securities, other income was $2.1 million, up 11% from the prior quarter.  Checking fees were up 11% over the second quarter a year ago.

Total other expenses (excluding the 2Q10 goodwill impairment charge) were $12.9 million in the second quarter of 2010, compared to $10.0 million (excluding the 2Q09 goodwill impairment charge), in the second quarter of 2009.  Compensation expenses decreased by 5% during the second quarter compared to the second quarter a year ago, partly as a result of the suspension of the Bank’s 401(k) match program at the beginning of the second quarter of 2010.  However, they were more than offset by a $2.4 million increase in writedowns or losses on sale of REO.

For the first six months of 2010, net interest income was $19.2 million, compared to $21.9 million in the first six months of 2009.  Other income was $5.7 million for the first half of 2010 compared to $5.9 million in the first half of 2009.  For the first half of the year, total other expenses (excluding the 2Q10 goodwill impairment) increased to $22.1 million compared to $18.6 million (excluding the 2Q09 goodwill impairment) in the first half of 2009. The increase was largely due to the increase in writedowns or losses on sale of REO.

The efficiency ratio excluding the 2Q10 goodwill charge was 96.7% in the second quarter of 2010 compared to 79.6% in the preceding quarter.  The efficiency ratio, excluding the 2Q09 goodwill and OTTI charge, was 76.6% in the second quarter a year ago.  The ratio was impacted by the reduction in interest income from nonperforming loans and higher costs associated with REO and legal expenses.

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Cascade Financial – 2Q10 Results
July 21, 2010

Net Interest Margin

“The net interest margin was impacted negatively during the quarter compared to the prior quarter mostly due to the change in mix in assets towards a higher level of securities as we increased the securities portfolio by purchasing low yielding high quality securities to enhance on-balance sheet liquidity,” said Nelson.  Cascade’s net interest margin was 2.49% for the second quarter of 2010, compared to 2.60% in the immediate prior quarter and 3.01% for the second quarter a year ago.  The yield on earning assets declined by 24 basis points compared to the preceding quarter, while the cost of interest-bearing liabilities declined by 14 basis points.  The decline in the yield on earning assets compared to the prior quarter was due to a combination of an increase of 17 basis points in the yield on total loans, more than offset by a decline of 101 basis points in the yield of investments.  The decline in the yield on investments is the result of repositioning the investment portfolio toward shorter duration investment securities to enhance on-balance sheet liquidity.

The following table depicts Cascade’s yield on earning assets, its cost of funds on paying liabilities and the resulting spread and margin:

	2Q10	1Q10	4Q09	3Q09	2Q09	1Q09	4Q08	3Q08	2Q08
Asset yield	4.89%	5.13%	5.35%	5.60%	5.63%	5.83%	6.07%	6.67%	6.31%
Liability cost	2.46%	2.60%	2.65%	2.63%	2.74%	3.02%	3.33%	3.44%	3.51%

Spread	2.43%	2.53%	2.70%	2.97%	2.89%	2.81%	2.74%	3.23%	2.80%
Margin	2.49%	2.60%	2.79%	3.03%	3.01%	3.03%	3.01%	3.52%	3.17%

Recent Developments

Earlier this month Cascade named Debra L. Johnson as Executive Vice President and Chief Financial Officer.  Johnson has served as a consultant and interim CFO at Cascade since February of this year.  She has nearly 30 years of banking experience, including 12 years as Chief Financial Officer for HomeStreet Bank in Seattle.

“Debbie’s proven performance as a senior level executive and CFO, along with her understanding of the dynamics of community banking, makes her an exceptional choice for this position,” Nelson said.

On July 21, 2010, Cascade Bank entered into a Consent Order with the FDIC and Washington State DFI.  Under the Order, Cascade Bank is required, among other things, to improve asset quality and reduce classified assets; to improve profitability; and to increase Tier 1 capital to 10% and Risk Based Capital to 12% within 120 days.

It is also expected that Cascade will enter into a similar Order with the Federal Reserve Bank of San Francisco. In light of these developments, Cascade will actively engage in efforts to raise additional capital.

Additionally, Craig G. Skotdal and Dwayne R. Lane resigned from the Board of Directors on July 16, 2010 and July 20, 2010, respectively.

Conference Call

Cascade’s management team will host an analyst call on Thursday, July 22, 2010, at 10:00 a.m. PDT (1:00 p.m. EDT) to discuss second quarter results.  Interested investors may listen to the call live or via replay at www.cascadebank.com under shareholder information.  Investment professionals are invited to dial (480) 629-9770, using access code 4325841 to participate in the live call.  A replay will be available for a week at (303) 590-3030, using access code 4325841.

About Cascade Financial

Established in 1916, Cascade Bank, the only operating subsidiary of Cascade Financial Corporation, is a state chartered commercial bank headquartered in Everett, Washington.  Cascade Bank maintains an “Outstanding” CRA rating and has proudly served the Puget Sound region for over 90 years.  Cascade Bank operates 22 full service branches in Everett, Lynnwood, Marysville, Mukilteo, Shoreline, Smokey Point, Issaquah, Clearview, Woodinville, Lake Stevens, Bellevue, Snohomish, North Bend, Burlington and Edmonds.

In October 2009, Cascade Bank was named Favorite Snohomish County Company in the fourth annual NW.Jobs.com People’s Picks awards.  In June 2009, Cascade was ranked #55 on the Seattle Times’ Northwest 100 list of public companies.  In April 2010, Cascade was ranked #8 on the Puget Sound Business Journal’s list of largest bank companies headquartered in the Puget Sound area.

Non-GAAP Financial Measures

This news release contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (GAAP).  These measures include tangible book value per share, efficiency ratio and tangible capital/assets ratio.  These measures should not be construed as a substitute for GAAP measures; they should be read and used in conjunction with Cascade’s GAAP financial information.  A reconciliation of the included non-GAAP financial measures to GAAP measures is included elsewhere in this release.

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Cascade Financial – 2Q10 Results
July 21, 2010

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). This statement is included for the express purpose of availing Cascade of the protections of the safe harbor provisions of the PSLRA.  Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof.  The words “should,” “anticipate,” “expect,” “will,” “believe,” and words of similar meaning are intended, in part, to help identify forward-looking statements.  Future events are difficult to predict, and the expectations described above are subject to risks and uncertainties that may cause actual results to differ materially.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s filings with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others:  (1) the extent and duration of continued economic and market disruptions and governmental actions to address these disruptions; (2) the risk of new and changing legislation, regulation and/or regulatory actions; (3) pending litigation and regulatory actions; (4) local and national general and economic conditions; (5) changes in interest rates; (6) reductions in loan demand or deposit levels; and (7) changes in loan collectibility, defaults and charge-off rates.

Cascade undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should carefully review the risk factors described in this and other documents Cascade files from time to time with the Securities and Exchange Commission, including Cascade’s 2009 Form 10-K and Cascade’s Form 10-Q for the quarter ending June 30, 2010.

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Cascade Financial – 2Q10 Results
July 21, 2010

BALANCE SHEET
(Dollars in thousands except per share amounts)	June 30, 2010	March 31, 2010	Three Month Change	June 30, 2009	One Year Change
(Unaudited)
ASSETS
Cash and due from banks	$4,464	$4,371	2%	$13,976	-68%
Interest-earning deposits	157,127	152,440	3%	26,403	495%

Securities available-for-sale, fair value	303,064	247,240	23%	227,924	33%
Securities held-to-maturity, amortized cost	21,849	32,956	-34%	38,243	-43%
Federal Home Loan Bank (FHLB) stock	11,920	11,920	0%	11,920	0%
Total securities	336,833	292,116	15%	278,087	21%
Loans
Business	437,516	457,426	-4%	467,923	-6%
R/E construction	156,814	205,401	-24%	296,931	-47%
Commercial R/E	184,223	183,027	1%	192,886	-4%
Multifamily	94,325	89,920	5%	91,554	3%
Home equity/consumer	31,879	31,274	2%	30,919	3%
Residential	203,138	188,930	8%	146,231	39%
Total loans	1,107,895	1,155,978	-4%	1,226,444	-10%
Deferred loan fees	(4,255)	(3,872)	10%	(2,928)	45%
Allowance for loan losses	(26,058)	(26,003)	0%	(24,490)	6%
Loans, net	1,077,582	1,126,103	-4%	1,199,026	-10%
Real estate owned (REO)	40,463	27,394	48%	7,872	414%
Premises and equipment, net	13,932	14,268	-2%	15,319	-9%
Bank owned life insurance	25,012	24,759	1%	24,052	4%
Goodwill	-	12,885	-100%	12,885	-100%
Prepaid FDIC insurance premiums	5,009	6,071	-17%	26	N/A
Federal income tax receivable	-	13,420	-100%	11,768	-100%
Deferred tax asset	-	-	N/A	7,167	-100%
Other assets	18,111	16,434	10%	14,115	28%
Total assets	$1,678,533	$1,690,261	-1%	$1,610,696	4%

LIABILITIES AND EQUITY
Liabilities:
Deposits
Personal checking accounts	$304,145	$353,610	-14%	$146,310	108%
Business checking accounts	103,789	116,090	-11%	140,345	-26%
Total checking accounts	407,934	469,700	-13%	286,655	42%
Savings and money market accounts	128,803	133,188	-3%	132,704	-3%
Certificates of deposit	646,218	569,370	13%	581,937	11%
Total deposits	1,182,955	1,172,258	1%	1,001,296	18%
FHLB advances	239,000	239,000	0%	239,000	0%
Securities sold under agreement to repurchase	145,420	146,065	0%	146,600	-1%
Federal Reserve borrowings	-	-	N/A	60,000	-100%
Junior subordinated debentures	15,465	15,465	0%	15,465	0%
Junior subordinated debentures, fair value	3,341	3,341	0%	8,708	-62%
Other liabilities	8,573	9,879	-13%	7,307	17%
Total liabilities	1,594,754	1,586,008	1%	1,478,376	8%

Stockholders' equity:
Preferred stock	37,262	37,150	0%	36,826	1%
Common stock and paid in capital	44,030	43,841	0%	43,443	1%
Retained earnings	(2,740)	22,047	-112%	53,430	N/A
Accumulated other comprehensive gain (loss), net	5,227	1,215	330%	(1,379)	N/A
Total stockholders' equity	83,779	104,253	-20%	132,320	-37%
Total liabilities and stockholders' equity	$1,678,533	$1,690,261	-1%	$1,610,696	4%

(more)

Cascade Financial – 2Q10 Results
July 21, 2010

STATEMENT OF OPERATIONS	Quarter Ended	Quarter Ended	Three Month	Quarter Ended	One Year
(Dollars in thousands except per share amounts)	June 30, 2010	March 31, 2010	Change	June 30, 2009	Change
(Unaudited)
Interest income	$18,627	$19,131	-3%	$20,215	-8%
Interest expense	9,162	9,444	-3%	9,392	-2%
Net interest income	9,465	9,687	-2%	10,823	-13%
Provision for loan losses	11,725	31,290	-63%	18,300	-36%
Net interest loss after provision for loan losses	(2,260)	(21,603)	-90%	(7,477)	-70%
Other income:
Checking fees	1,414	1,263	12%	1,270	11%
Service fees	247	233	6%	286	-14%
Bank owned life insurance	253	237	7%	191	32%
Gain on sales/calls of securities	1,764	28	N/A	226	681%
Gain on sale of loans	11	26	-58%	98	-89%
Fair value gains	-	-	N/A	12	-100%
Other	149	125	19%	120	24%
Total other income	3,838	1,912	101%	2,203	74%

Total income (loss)	1,578	(19,691)	-108%	(5,274)	N/A
Other expenses:
Compensation expense	3,393	3,682	-8%	3,587	-5%
Other operating expenses	3,447	3,346	3%	3,323	4%
Legal	585	162	261%	162	261%
Contract services	406	200	103%	84	383%
FDIC insurance	1,106	853	30%	1,241	-11%
Real estate owned (REO) and
real estate in acquisition (REA) expense	333	296	13%	356	-6%
Writedowns/loss on sales of REO	3,595	698	415%	1,225	193%
Goodwill impairment	12,885	-	N/A	11,700	10%
Total other expenses	25,750	9,237	179%	21,678	19%

Net loss before provision (benefit) for income tax	(24,172)	(28,928)	-16%	(26,952)	-10%

Provision (benefit) for income tax	-	3,211	-100%	(5,552)	N/A

Net loss	(24,172)	(32,139)	-25%	(21,400)	13%

Dividends on preferred stock	503	499	1%	487	3%
Accretion of issuance discount on preferred stock	112	112	0%	105	7%

Loss attributable to common stockholders	$(24,787)	$(32,750)	-24%	$(21,992)	13%

NET LOSS PER COMMON SHARE INFORMATION

Net loss per common share, basic	$(2.02)	$(2.69)	-25%	$(1.82)	11%
Net loss per common share, diluted	$(2.02)	$(2.69)	-25%	$(1.82)	11%

Weighted average number of shares outstanding
Basic	12,246,529	12,165,167		12,110,434
Diluted	12,246,529	12,165,167		12,110,434

(more)

Cascade Financial – 2Q10 Results
July 21, 2010

STATEMENT OF OPERATIONS	Six Months Ended		Six Month
(Dollars in thousands except per share amounts)	June 30, 2010	June 30, 2009	Change
(Unaudited)
Interest income	$37,758	$41,626	-9%
Interest expense	18,606	19,683	-5%
Net interest income	19,152	21,943	-13%
Provision for loan losses	43,015	32,175	34%
Net interest loss after provision for loan losses	(23,863)	(10,232)	133%
Other income:
Checking fees	2,677	2,382	12%
Service fees	480	535	-10%
Bank owned life insurance	490	414	18%
Gain on sales/calls of securities	1,792	344	421%
Gain on sale of loans	37	138	-73%
Fair value gains	-	1,802	-100%
Other	273	236	16%
Total other income	5,749	5,851	-2%

Total loss	(18,114)	(4,381)	313%
Other expenses:
Compensation expense	7,075	7,195	-2%
Other operating expenses	6,647	6,519	2%
Legal	746	246	203%
Other insurance premiums	753	126	498%
FDIC insurance	1,960	1,632	20%
WPDPC assessment	-	368	-100%
Real estate owned (REO) and
real estate in acquisition (REA) expense	629	365	72%
Writedowns/loss on sales of REO	4,292	1,279	236%
OTTI charge	-	858	-100%
Goodwill impairment	12,885	11,700	10%
Total other expenses	34,987	30,288	16%

Net loss before provision (benefit) for income tax	(53,101)	(34,669)	53%

Provision (benefit) for income tax	3,211	(8,452)	N/A

Net loss	(56,312)	(26,217)	115%

Dividends on preferred stock	1,002	969	3%
Accretion of issuance discount on preferred stock	223	210	6%

Loss attributable to common stockholders	$(57,537)	$(27,396)	110%

NET LOSS PER COMMON SHARE INFORMATION

Net loss per common share, basic	$(4.71)	$(2.26)	108%
Net loss per common share, diluted	$(4.71)	$(2.26)	108%

Weighted average number of shares outstanding
Basic	12,210,751	12,104,805
Diluted	12,210,751	12,104,805

(more)

Cascade Financial – 2Q10 Results
July 21, 2010

(Dollars in thousands except per share amounts)
(Unaudited)
	Quarter Ended			Six Months Ended
PERFORMANCE MEASURES AND RATIOS	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Return on average common equity (annualized)	-187.06%	-137.53%	-83.14%	-154.71%	-47.92%
Return on average tangible common equity (annualized)*	-90.30%	-159.35%	-44.50%	-131.94%	-32.93%
Return on average assets	-5.85%	-7.74%	-5.47%	-6.79%	-3.40%
Efficiency ratio	193.57%	79.64%	166.42%	140.50%	108.97%
Efficiency ratio (excluding goodwill and OTTI)*	96.71%	79.64%	76.60%	88.76%	63.79%
Net interest margin	2.49%	2.60%	3.01%	2.54%	3.02%
*Non-GAAP measurement
	Quarter Ended			Six Months Ended
AVERAGE BALANCES	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Average assets	$1,699,249	$1,715,524	$1,611,721	$1,707,598	$1,622,955
Average earning assets	1,526,742	1,512,046	1,440,316	1,519,434	1,465,368
Average total loans	1,134,477	1,196,091	1,247,475	1,165,114	1,253,370
Average deposits	1,197,710	1,169,309	986,945	1,183,588	980,118
Average equity (including preferred stock)	90,338	133,652	142,861	112,132	152,006
Average common equity (excluding preferred stock)	53,149	96,574	106,102	74,998	115,287
Average tangible common equity (excluding preferred stock and goodwill and intangibles)	52,867	83,353	92,776	68,247	96,125

EQUITY ANALYSIS	June 30, 2010	March 31, 2010	June 30, 2009
Total equity	$83,779	$104,253	$132,320
Less: preferred stock	37,262	37,150	36,826
Total common equity	46,517	67,103	95,494
Less: goodwill and intangibles	282	13,202	13,308
Tangible common equity	$46,235	$53,901	$82,186

Common stock outstanding	12,271,529	12,171,529	12,110,434
Book value per common share	$3.79	$5.51	$7.89
Tangible book value per common share	$3.77	$4.43	$6.79

(more)

Cascade Financial – 2Q10 Results
July 21, 2010

(Dollars in thousands except per share amounts)
(Unaudited)

ASSET QUALITY	June 30, 2010	March 31, 2010	June 30, 2009
Nonperforming loans (NPLs)	$69,824	$96,719	$114,449
Nonperforming loans/total loans	6.30%	8.37%	9.33%
REO and other repossessed assets	$40,463	$27,394	$7,872
Nonperforming assets	$110,287	$124,113	$122,321
Nonperforming assets/total assets	6.57%	7.34%	7.59%
Net loan charge-offs in the quarter	$11,679	$31,187	$18,512
Net charge-offs in the quarter/total loans	1.05%	2.70%	1.51%

Allowance for loan losses	$26,058	$26,003	$24,490
Plus: Allowance for off-balance sheet commitments	60	69	72
Total allowance for loan losses	$26,118	$26,072	$24,562
Total allowance for loan losses/total loans	2.36%	2.26%	2.00%
Total allowance for loan losses/nonperforming loans	37.41%	26.96%	21.46%

Capital/asset ratio (including junior subordinated debentures)	6.48%	7.65%	9.77%
Capital/asset ratio (Tier 1, including junior subordinated debentures)	6.08%	6.75%	9.10%
Tangible cap/asset ratio (excluding preferred stock and goodwill and intangibles)	2.75%	3.21%	5.15%
Risk based capital/risk weighted asset ratio	10.65%	11.00%	12.60%

	Quarter Ended
INTEREST SPREAD ANALYSIS	June 30, 2010	March 31, 2010	June 30, 2009
Yield on interest-earning deposits	0.22%	0.22%	0.16%
Yield on total loans	5.65%	5.48%	6.00%
Yield on investments	3.13%	4.14%	4.49%
Yield on earning assets	4.89%	5.13%	5.63%

Cost of deposits	1.31%	1.47%	1.62%
Cost of FHLB advances	4.35%	4.35%	4.33%
Cost of Federal Reserve borrowings	0.00%	0.25%	0.30%
Cost of securities sold under agreement to repurchase	5.92%	5.94%	5.74%
Cost of junior subordinated debentures	10.78%	10.68%	8.79%
Cost of interest-bearing liabilities	2.46%	2.60%	2.74%

Net interest spread	2.43%	2.53%	2.89%
Net interest margin	2.49%	2.60%	3.01%

(more)

Cascade Financial – 2Q10 Results
July 21, 2010

RECONCILIATION TO NON-GAAP FINANCIAL MEASURES*
(Dollars in thousands)
(Unaudited)
	Quarter Ended			Six Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009

AVERAGE TANGIBLE COMMON EQUITY
Loss attributable to common stockholders	$(24,787)	$(32,750)	$(21,992)	$(57,537)	$(27,396)
Goodwill impairment	12,885	-	11,700	12,885	11,700
Loss available for common stockholders (excluding goodwill impairment)	$(11,902)	$(32,750)	$(10,292)	$(44,652)	$(15,696)

Average equity	$90,338	$133,652	$142,861	$112,132	$152,006
Average preferred stock	37,189	37,078	36,679	37,134	36,719
Average common equity	53,149	96,574	106,182	74,998	115,287
Average goodwill and intangibles	282	13,221	13,406	6,751	19,162
Average tangible common equity (excluding preferred stock	$52,867	$83,353	$92,776	$68,247	$96,125
and goodwill and intangibles)
Return on average tangible common equity (annualized)	-90.30%	-159.35%	-44.50%	-131.94%	-32.93%

EFFICIENCY RATIO
Total other expenses	$25,750	$9,237	$21,678	$34,987	$30,288
Less goodwill impairment	12,885	-	11,700	12,885	11,700
Less OTTI	-	-	-	-	858
Total other expenses (excluding goodwill impairment and OTTI)	$12,865	$9,237	$9,978	$22,102	$17,730

Net interest income	$9,465	$9,687	$10,823	$19,152	$21,943
Other income	3,838	1,912	2,203	5,749	5,851
Total income	$13,303	$11,599	$13,026	$24,901	$27,794

Efficiency ratio (excluding goodwill impairment and OTTI)	96.71%	79.64%	76.60%	88.76%	63.79%

TANGIBLE COMMON EQUITY
Total assets	$1,678,533	$1,690,261	$1,610,696
Less goodwill and intangibles	282	13,202	13,308
Total tangible assets	$1,678,251	$1,677,059	$1,597,388

Total equity	$83,779	$104,253	$132,320
Less: preferred stock	37,262	37,150	36,826
Total common equity	46,517	67,103	95,494
Less: goodwill and intangibles	282	13,202	13,308
Tangible common equity	$46,235	$53,901	$82,186

Tangible cap/asset ratio (excluding preferred stock
and goodwill and intangibles)	2.75%	3.21%	5.15%

*Management believes that the presentation of non-GAAP results provides useful information to investors regarding the effects on the Company's reported results of operations.

Note:  Transmitted on GlobeNewswire on July 21, 2010 at 1:00 p.m. PDT.